Exhibit 1.01

Investor Relations Monish Bahl CDC Corporation 678-259-8510 mbahl@cdcsoftware.com	Media Relations Lorretta Gasper CDC Corporation 678-259-8631 lgasper@cdcsoftware.com

CDC CORPORATION PROVIDES UPDATE ON EVOLUTION CAPITAL MANAGEMENT MATTER

CDC Shareholders Also Considering Legal Action Against Evolution Capital Management

HONG KONG, ATLANTA, November 17, 2010 — CDC Corporation (NASDAQ: CHINA), a leading China-based value-added operator of, and growth investor in, hybrid (SaaS/On-Premise) enterprise software, IT Services, and New Media assets, today announced an update on the legal action current pending between the company and Evolution Capital Management.

As background, in March 2010, CDC Corporation filed a lawsuit against Evolution alleging breach of non-disclosure agreements, breach of the note purchase agreement relating to Notes, breach of the Notes, and tortious interference with business relations, seeking a recovery in excess of $295.0 million. On April 28, 2010, the Court denied Evolution’s motion for summary judgment in its suit against the company. Evolution has also asserted claims against CDC Corporation, and in October, 2010, Evolution filed a motion to amend its complaint to assert claims against the company and its subsidiaries, CDC Software International, CDC Software Corporation and CDC Delaware Corporation. Evolution seeks to recover compensatory and punitive damages, pre-judgment interest, costs and reasonable attorney’s fees, in excess of $60.0 million. Both matters are currently in discovery.

CDC Corporation believes Evolution has taken substantial steps to harm the company and its prospects by, among other things, interfering with CDC’s management and operations, and by actively pursuing other opportunities that were detrimental to CDC and its shareholders and that the company believes were inconsistent with its obligations as an unsecured note holder. The company also believes that Evolution’s obtaining a preliminary injunction in this matter, and taking the unusual step of issuing a press release, further illustrates its intent to interfere with the company and its operations.

“We continue to be disappointed and frustrated by Evolution’s refusal to agree with us on terms for a settlement of both of these matters, and also that Evolution has continued to distract our management and impede, among other things, our plans to return value to our shareholders through dividends to CDC Corporation shareholders, which is blocked by the preliminary injunction,” said Peter Yip, CEO of CDC Corporation. “This matter is still in the early stages of discovery, and we intend to continue to vigorously pursue our rights and to seek damages to which we believe we are entitled by all means legally available to us, as well as oppose this ruling. Based on what we have discovered so far, we are considering amending our claims against Evolution by adding additional defendants and claims. We have also been approached by certain CDC Corporation shareholders who believe Evolution’s actions have harmed the company’s business and, as a result, these shareholders are evaluating their options with respect to a potential suit against Evolution.”

Yip added, “As our Non-GAAP cash and cash equivalents were $107.0 million as of the end of the second quarter of 2010, we believe we have enough liquidity to meet any obligations we may have under the Notes. We will continue our efforts to have a good faith, open dialogue with Evolution on the topic of settling our respective claims against each other.”

CDC Corporation plans to oppose a November 10, 2010 ruling by the Supreme Court of New York granting Evolution Capital Management, the last remaining non-affiliated holder of the company’s unsecured convertible debenture (Notes), a preliminary injunction in Evolution’s suit against the company. The preliminary injunction requires CDC to refrain, while Evolution’s suit against the company is ongoing, from unilaterally nullifying the covenants in the note purchase agreement relating to the Notes, and from repudiating certain affirmative and negative covenants in the note purchase agreement.

About CDC Corporation

CDC Corporation is a China-based value-added operator of, and growth investor in, hybrid (on premise and SaaS) enterprise software, IT, and new media businesses. The company pursues two value-added investment strategies. The first strategy includes actively managing majority interests in its core portfolio of hybrid enterprise software, IT services and New Media businesses, adding value by driving operational excellence, top-line growth and overall profitability. The second strategy includes identifying and executing on opportunities to co-invest with leading venture capital and private equity funds through minority interests in fast growth companies in emerging markets related to CDC Corporation’s core assets. This second strategy, which complements the first, helps to mitigate risk and enhance deal flow for the company. CDC Corporation expects to deliver superior returns and additional value for its shareholders through these strategies, as well as through its plans to declare and pay regular dividends in the form of registered shares of its publicly listed subsidiaries and other assets. For more information about CDC Corporation (NASDAQ: CHINA), please visit www.cdccorporation.net.

Cautionary Note Regarding Forward-Looking Statements

This press release includes “forward-looking statements” within the meaning of the United States Private Securities Litigation Reform Act of 1995, including statements relating to, among other things, our beliefs regarding our beliefs regarding the Evolution litigation, including the outcome thereof, our beliefs regarding our cash position and any obligations we may have under the Notes, and other statements which are not historic fact. These statements are based on management’s current expectations and are subject to risks and uncertainties and changes in circumstances. There are important factors that could cause actual results to differ materially from those anticipated in the forward-looking statements, including the following: (a) the ability to realize strategic objectives by taking advantage of market opportunities in targeted geographic markets; (b) the ability to make changes in business strategy, development plans and product offerings to respond to the needs of current, new and potential customers, suppliers and strategic partners; (c) the ability to integrate operations or new acquisitions in accordance with the company’s and its subsidiaries’ business strategies; (d) the effects of restructurings and rationalization of operations; (e) the ability to address technological changes and developments including the development and enhancement of products; (f) the ability to develop and market successful products and services; (g) the entry of new competitors and their technological advances; (h) the need to develop, integrate and deploy products and services that meet customer’s requirements; (i) the possibility of development or deployment difficulties or delays; (j) the dependence on customer satisfaction with the company’s and its subsidiaries’ products and services; (k) continued commitment to the deployment of the company’s and its subsidiaries’ products and services, including enterprise software solutions; (l) risks involved in developing software solutions and integrating them with third-party software and services; (m) the continued ability of the company’s enterprise software solutions to address client-specific requirements; (n) demand for, and market acceptance of, new and existing enterprise software and services and the positioning of the company’s solutions; (o) the popularity and market acceptance of CDC Games’ existing and new games; and (p) the continued growth of the online games industry in our target markets, including China. Further information on risks or other factors that could cause results to differ is detailed in our filings or submissions with the United States Securities and Exchange Commission, and those of our ultimate parent company, CDC Corporation. All forward-looking statements included in this press release are based upon information available to management as of the date of the press release, and you are cautioned not to place undue reliance on any forward looking statements which speak only as of the date of this press release. The company assumes no obligation to update or alter the forward looking statements whether as a result of new information, future events or otherwise. Historical results are not indicative of future performance.